                                                                     EXHIBIT 4.2


                             UNDERWRITING AGREEMENT


December 16, 2003

International Uranium Corporation
2101-885 West Georgia Street
Vancouver, British Columbia
V6C 3E5

ATTENTION:  RON F. HOCHSTEIN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear Sirs:

The undersigned, GMP Securities Ltd. (the "Lead Underwriter"), Dundee Securities Corporation and Toll Cross Securities Inc. (collectively, the "Underwriters"), understand that International Uranium Corporation (the "Corporation") proposes to create, issue and sell (the "Offering") common shares of the Corporation (the "Common Shares") subject to the terms and conditions set out below.

Upon and subject to the terms and conditions set forth herein, the Underwriters hereby agree to act as underwriters and purchase from the Corporation 6,000,000 Common Shares (the "Offered Shares"), or to arrange for substituted purchasers for the Offered Shares resident in the Qualifying Provinces (as hereinafter defined) and in those jurisdictions outside of Canada consented to by the Corporation where the Offered Shares may be lawfully sold pursuant to the terms and conditions hereof, at a price of $1.50 per Common Share (the "Purchase Price") for an aggregate purchase price of $9,000,000. The parties acknowledge that the Offered Shares have not been and will not be registered under the U.S. Securities Act (as hereinafter defined). The Underwriters are hereby also granted an option (the "Underwriters' Option") by the Corporation to arrange for the sale, on a "best efforts" agency basis, of up to an additional 700,000 Common Shares (the "Optioned Shares") at the Purchase Price, which Underwriters' Option may be exercised, in whole or in part, by notice in writing at any time prior to 9:00 a.m. (Toronto time) on the Business Day (as hereinafter defined) prior to the Closing Date (as hereinafter defined). For greater certainty, the Underwriters are under no obligation whatsoever to exercise the Underwriters' Option. Unless otherwise specifically referenced or unless the context otherwise requires, all references to Common Shares herein shall include the Offered Shares and the Optioned Shares.

The Underwriters shall be entitled to appoint a soliciting dealer group consisting of other registered dealers acceptable to the Corporation for the purposes of arranging for purchasers of the Common Shares.

In consideration of the services to be rendered by the Underwriters in connection with their services hereunder and all other matters in connection with the issue and sale of the Common Shares, the Corporation shall pay to the Underwriters at Closing (as hereinafter defined) a cash commission (the "Commission") equal to 6.0% of the gross proceeds realized by the Corporation in respect of the sale of the Common Shares. The obligation of the Corporation to pay the

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                                     - 2 -


Commission shall arise at the Closing Time (as hereinafter defined) and the Commission shall be fully earned by the Underwriters at that time.


                                   DEFINITIONS

In this Agreement, in addition to the terms defined above or elsewhere in this Agreement, the following terms shall have the following meanings:

"AGREEMENT" means the agreement resulting from the acceptance by the Corporation of the offer made hereby;

"BUSINESS DAY" means a day which is not a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Canada;

"CLAIM" shall have the meaning ascribed thereto in subparagraph 9(b);

"CLOSING" means the closing on the Closing Date of the transaction of purchase and sale in respect of the Common Shares as contemplated by this Agreement and the Subscription Agreements;

"CLOSING DATE" means December 16, 2003 or such other date as the Corporation and the Lead Underwriter may agree;

"CLOSING TIME" means 9:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Corporation and the Lead Underwriter may agree;

"COMMON SHARES" means the common shares in the capital of the Corporation which the Corporation is authorized to issue as constituted on the date hereof;

"CORPORATION'S AUDITORS" means PricewaterhouseCoopers LLP, or such other firm of chartered accountants as the Corporation may have appointed or may from time to time appoint as auditors of the Corporation;

"DISCLOSURE DOCUMENTS" means all publicly available press releases, material change reports, financial statements and other documents (including, without limitation, the annual information form of the Corporation for the year ended September 30, 2002) that have been disclosed by the Corporation and its Subsidiaries to the public and filed with the Securities Regulators pursuant to applicable Securities Laws or otherwise posted on SEDAR;

"ENGAGEMENT LETTER" means the letter agreement dated December 1, 2003 between the Corporation and the Underwriters relating to the Offering;

"INDEMNIFIED PARTY" shall have the meaning ascribed thereto in subparagraph
9(a);

"LAZY EDWARD BAY URANIUM PROPERTY" means the exploration property in Saskatchewan, Canada in which the Corporation holds an option to acquire a 75% interest;


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                                     - 3 -


"MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its parent (if applicable) or subsidiaries taken as a whole;

"MINING RIGHTS" shall have the meaning ascribed thereto in subparagraph
3(a)(vi);

"MISREPRESENTATION", "MATERIAL FACT", "MATERIAL CHANGE", "AFFILIATE", "ASSOCIATE", and "DISTRIBUTION" shall have the respective meanings ascribed thereto in the Securities Act (Ontario);

"MOORE LAKE URANIUM PROPERTY" means the exploration property in Saskatchewan, Canada in which the Corporation holds an option to acquire a 75% interest;

"MULTILATERAL INSTRUMENT" means Multilateral Instrument 45-102 "Resale of Securities";

"PERSON" shall be broadly interpreted and shall include any individual, corporation, partnership, joint venture, association, trust or other legal entity;

"PURCHASERS" means the Persons (which may include the Underwriters) who, as purchasers, acquire Common Shares by duly completing, executing and delivering the Subscription Agreements;

"QUALIFYING ISSUER" shall have the meaning ascribed thereto in section 1.1 of the Multilateral Instrument;

"QUALIFYING PROVINCES" means, collectively, the provinces of British Columbia, Alberta and Ontario;

"SECURITIES LAWS" means, unless the context otherwise requires, all applicable securities laws in each of the Qualifying Provinces and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, orders, blanket rulings and other regulatory instruments of the Securities Regulators in such jurisdictions;

"SECURITIES REGULATORS" means, collectively, the securities regulators or other securities regulatory authorities in the Qualifying Provinces;

"SUBSCRIPTION AGREEMENTS" means, collectively, the subscription agreements in the form agreed upon by the Underwriters and the Corporation pursuant to which Purchasers agree to subscribe for and purchase the Common Shares as contemplated herein and shall include, for greater certainty, all schedules and exhibits thereto;

"SUBSIDIARY" shall have the meaning ascribed thereto in the Business Corporations Act (Ontario);

"SUBSIDIARY" shall have the meaning ascribed thereto in subparagraph 3(a)(ii);

"TSX" means the Toronto Stock Exchange;


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                                     - 4 -


"UNITED STATES" means the Unites States of America as defined in Regulation S under the U.S. Securities Act;

"U.S. PERSON" means a U.S. person as that term is defined in Rule 902(k) of Regulation S under the U.S. Securities Act; and

"U.S. SECURITIES ACT" means the United States Securities Act of 1933, as amended.


                              TERMS AND CONDITIONS

1.    (a)    SALE ON EXEMPT BASIS.  The Corporation understands that, although the offer to act as underwriters with respect to the Offered Shares is made hereunder by the Underwriters as purchasers, the Underwriters will endeavour to arrange for substituted Purchasers for the Offered Shares resident in the Qualifying Provinces and in such other jurisdictions outside of Canada agreed to by the Corporation provided the sale of the Offered Shares to such Purchasers is exempt from any prospectus or offering memorandum filing or delivery requirement or similar requirement of applicable securities laws and is otherwise in compliance with all applicable Securities Laws and all applicable securities laws of such other jurisdictions. Upon exercise of the Underwriters' Option and subject to the terms hereof, the Corporation agrees to appoint the Underwriters to act as agent to the Corporation to effect the sale of the Optioned Shares at the Purchase Price on behalf of the Corporation on a "best efforts" basis to Purchasers resident in the Qualifying Provinces and in such other jurisdictions outside of Canada agreed to by the Corporation provided the sale of the Optioned Shares to such Purchasers is exempt from any prospectus or offering memorandum filing or delivery requirement or similar requirement of applicable securities laws and is otherwise in compliance with all applicable Securities Laws and all applicable securities laws of such other jurisdictions. For greater certainty, the Underwriters are under no obligation to exercise the Underwriters' Option. The Underwriters shall notify the Corporation with respect to the identity and jurisdiction of residence of each substituted Purchaser as soon as practicable (and in any event not later than on the Business Day prior to the Closing Date).

(b) FILINGS. The Corporation undertakes to file or cause to be filed all forms or undertakings required to be filed by the Corporation in connection with the purchase and sale of the Common Shares so that the distribution of the Common Shares may lawfully occur without the necessity of filing a prospectus, a registration statement or an offering memorandum in Canada (but on terms that will permit Common Shares acquired by the Purchasers in the Qualifying Provinces to be sold by such Purchasers in the Qualifying Provinces subject to, and in compliance with, applicable hold periods and other restrictions under Securities
Laws), and the Underwriters undertake to cause Purchasers to complete any forms required by Securities Laws or other applicable securities laws and by the TSX. All fees payable in connection with such filings under all applicable securities laws shall be at the expense of the Corporation.

(c) NO OFFERING MEMORANDUM. Neither the Corporation nor the Underwriters shall (i) provide to prospective Purchasers any document or other material that would constitute an offering memorandum within the meaning of Securities Laws, or (ii) engage in any form of general solicitation or general advertising in connection with the offer and sale of the Common


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                                     - 5 -


Shares, including but not limited to, causing the sale of the Common Shares to be advertised in any newspaper, magazine, printed public media, printed media or similar medium of general and regular paid circulation, broadcast over radio, television or telecommunications, including electronic display, or conduct any seminar or meeting relating to the offer and sale of the Common Shares whose attendees have been invited by general solicitation or advertising.

2. COVENANTS. The Corporation hereby covenants to the Underwriters and to the Purchasers and their permitted assigns, and acknowledges that each of them is relying on such covenants in purchasing the Common Shares, that the Corporation shall:

      (i) allow the Underwriters and their representatives to conduct all due diligence regarding the Corporation and its subsidiaries which the Underwriters may reasonably require to be conducted prior to the Closing Date;

      (ii) for a period of 12 months after the Closing Date, use its commercially reasonable best efforts to maintain its status as a "reporting issuer" under Securities Laws of the Province of Ontario not in default of any requirement of such Securities Laws;

      (iii) duly execute and deliver the Subscription Agreements at the Closing Time, and comply with and satisfy all terms, conditions and covenants therein contained to be complied with or satisfied by the Corporation;

      (iv) use its commercially reasonable best efforts to fulfil or cause to be fulfilled, at or prior to the Closing Date, each of the conditions required to be fulfilled by it set out in Section 5;

      (v) ensure that the Common Shares shall be duly issued as fully paid and non-assessable shares in the capital of the Corporation on payment of the purchase price therefor;

      (vi) use its commercially reasonable best efforts to ensure that the Common Shares are listed and posted for trading on the TSX;

      (vii) use the net proceeds of the Offering toward uranium exploration in the Athabasca Basin of Northern Saskatchewan as well as for general working capital purposes; and

      (viii) for a period of 120 days following the Closing Date, not sell or issue, or negotiate or enter into any agreement to sell or issue, any Common Shares of the Corporation or any securities convertible into or exchangeable for or exercisable to acquire Common Shares of the Corporation (other than the grant of options pursuant to the Corporation's stock option plan or the issuance of securities on the exercise of granted options, warrants or other securities of the Corporation outstanding at the date of the Engagement Letter), without the consent of the Lead Underwriter, such consent not to be unreasonably withheld.

3.    (a)   REPRESENTATIONS AND WARRANTIES OF THE CORPORATION.  The Corporation
represents and warrants to the Underwriters and to the Purchasers, and acknowledges that each


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                                     - 6 -


of them is relying upon such representations and warranties in purchasing the Common Shares, that:

      (i) the Corporation and each of the Subsidiaries is a corporation or company duly formed, incorporated, continued or amalgamated and validly existing under the laws of the jurisdiction in which it was formed, incorporated, continued or amalgamated, as the case may be, has all requisite corporate power and authority and is duly qualified and holds all necessary material permits, licences and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and the Corporation has all requisite power and authority to enter into each of this Agreement and, the Subscription Agreements and to carry out its obligations hereunder and thereunder;

      (ii) the Corporation has no material subsidiaries other than the following subsidiaries, (collectively, the "Subsidiaries"):

            SUBSIDIARIES                               CORPORATE JURISDICTION         PERCENTAGE OWNERSHIP
            ------------                               ----------------------         --------------------

            International Uranium Holdings                    Delaware                        100%
            Corporation

            International Uranium (USA)                       Delaware                        100%
            Corporation

            International Uranium Recovery                    Delaware                        100%
            Corporation

            Urizon Recovery Systems, LLC                      Delaware                        50%

            IUC White Mesa LLC                                Colorado                        100%

            IUC Sunday Mine LLC                               Colorado                        100%

            IUC Colorado Plateau LLC                          Colorado                        100%

            IUC Arizona Strip LLC                             Colorado                        100%

            IUC Exploration LLC                               Colorado                        100%

            IUC Recovery LLC                                  Colorado                        100%

            International Uranium (Bermuda I) Ltd.            Bermuda                         100%


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                                     - 7 -


            SUBSIDIARIES                               CORPORATE JURISDICTION         PERCENTAGE OWNERSHIP
            ------------                               ----------------------         --------------------

            International Uranium (Bermuda II)                Bermuda                         100%
            Ltd.

            International Uranium Company                     Bermuda                         100%
            (Mongolia) Ltd.

            Gurvan Saihan Joint Venture XXK                   Mongolia                        70%

            Shiveengol XXK                                    Mongolia                        100%

            Mongol Resources Exploration XXK                  Mongolia                        100%

            International Uranium (Sask)                      Ontario                         100%
            Corporation


      (iii) the Corporation owns, directly or indirectly, the percentage of issued and outstanding shares of each of the Subsidiaries set out in paragraph 3(a)(ii) above, all of the issued and outstanding shares of the Subsidiaries are issued as fully paid and non-assessable shares, in each case free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever and no person, firm or corporation has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from the Corporation or any of its Subsidiaries of any interest in any of the shares in the capital of any of the Subsidiaries except for the right of first refusal and other rights to acquire the Corporation's interest in Urizon Recovery Systems, LLC granted to the Corporation's joint venture partner in Article 11 of the operating agreement of Urizon Recovery Systems, LLC dated October 18, 2002;

      (iv) the Corporation and each of its Subsidiaries holds all requisite licences, registrations, qualifications, permits and consents necessary or appropriate for carrying on its business as currently carried on and all such licences, registrations, qualifications, permits and consents are valid and subsisting and in good standing in all material respects except where the failure to hold such licences, registrations, qualifications, permits and consents would not have a Material Adverse Effect on the Corporation or any Subsidiary. In particular, without limiting the generality of the foregoing, neither the Corporation nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or adverse modification of any material mining or exploration permit or licence, nor have any of them received notice of the revocation or cancellation of, or any intention to revoke or cancel, any mining claims, groups of claims, exploration rights, concessions or leases with respect to any of the resource properties described in the Disclosure Documents where such revocation or cancellation would have a Material Adverse Effect on the Corporation or any Subsidiary;

      (v) except as disclosed in the Disclosure Documents, the Corporation and the Subsidiaries are the absolute legal and beneficial owners of, and have good and marketable title to, all of the material property or assets thereof as described in the Disclosure Documents, and no other Mining Rights are necessary for the conduct of the business of the Corporation or any Subsidiary as currently conducted, none of the Corporation or any Subsidiary knows of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit such Mining Rights and, except as disclosed in the Disclosure Documents and, in the case of the material Mining Rights, as disclosed in Schedule "A" hereto, none of the Corporation or any Subsidiary has any responsibility or obligation to pay any material commission, royalty, licence fee or similar payment to any person with respect to the Mining Rights thereof other than the customary mineral estate owner production royalty payments on certain properties;

      (vi) the Corporation and its Subsidiaries hold either freehold title, mining leases, mining concessions, mining claims, options or participating interests or other conventional property or proprietary interests or rights, recognized in the jurisdiction in which a particular property is located (collectively, "Mining Rights"), in respect of the ore bodies, minerals and metals located in properties in which the Corporation and the Subsidiaries have an interest as described in the Disclosure Documents under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Corporation or the applicable Subsidiary to explore the minerals relating thereto; all property, options, leases or claims in which the Corporation or any Subsidiary has an interest or right have been validly located and recorded in accordance in all material respects with all applicable laws and are valid and subsisting except where the failure to be so would not have a Material Adverse Effect on the Corporation or any Subsidiary; the Corporation and the Subsidiaries have all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which the Corporation and the Subsidiaries have an interest as described in the Disclosure Documents granting the Corporation or applicable Subsidiary the right and ability to explore for minerals, ore and metals (including Uranium) for development purposes as are appropriate in view of the rights and interest therein of the Corporation or the applicable Subsidiary, with only such exceptions as do not interfere with the use made by the Corporation or the applicable Subsidiary of the rights or interest so held; and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of the Corporation or a Subsidiary. The Mining Rights in respect of the Corporation's properties, as disclosed in Schedule "A" hereto, constitute a description of all material Mining Rights held by the Corporation and its Subsidiaries;

      (vii) the Corporation is a reporting issuer under the Securities Laws of the Province of Ontario is not in default of any requirement of such Securities Laws and the Corporation is not included on a list of defaulting reporting issuers maintained by the Ontario Securities Commission;

      (viii) on the Closing Date, the Corporation will be a Qualifying Issuer. The Common Shares will not be subject to a restricted period or to a statutory hold period under the Securities Laws or to any resale restriction under the policies of the TSX which extends beyond four months and one day after the Closing Date;

      (ix) each of the execution and delivery of this Agreement and the Subscription Agreements, the performance by the Corporation of its obligations hereunder or thereunder, the issue and sale of the Common Shares hereunder and the consummation of the transactions contemplated in this Agreement, including the issuance and delivery of the Common Shares, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to the Corporation including, without limitation, the Securities Laws of the Qualifying Provinces and the rules and regulations of the TSX; (B) the constating documents, by-laws or resolutions of the Corporation which are in effect at the date hereof; (C) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, option, lease or other document to which the Corporation is a party or by which it is bound; or (D) any judgment, decree or order binding the Corporation or the Subsidiaries or the property or assets of the Corporation or the Subsidiaries;

      (x) in particular and without limiting the foregoing, since September 30, 2002, the Corporation and the Subsidiaries have been in compliance with their timely and continuous disclosure obligations under the Securities Laws of the Province of Ontario and the rules and regulations of the TSX and, without limiting the generality of the foregoing, there has not occurred any material adverse change, financial or otherwise, in the assets, liabilities (contingent or otherwise), business, financial condition, capital or prospects of the Corporation and the Subsidiaries (taken as a whole) since September 30, 2002, which has not been publicly disclosed on a non-confidential basis and all the statements set forth in the Disclosure Documents were true, correct, and complete in all material respects and did not contain any misrepresentation as of the date of such statements and the Corporation and the Subsidiaries have not filed any confidential material change reports since the date of such statements which remains confidential as at the date hereof;

      (xi) except as disclosed in the Disclosure Documents or as contemplated herein, none of the Corporation or any Subsidiary has approved, is contemplating, has entered into any agreement in respect of, or has any knowledge of:

              (A) the purchase of any property or assets or any interest therein or the sale, transfer or other disposition of any property or assets or any interest therein currently owned, directly or indirectly, by the Corporation or any Subsidiary whether by asset sale, transfer of shares or otherwise;

              (B) the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Corporation or any Subsidiary or otherwise) of the Corporation or any Subsidiary; or

              (C) a proposed or planned disposition of shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding shares of the Corporation or any Subsidiary;

      (xii) the audited comparative financial statements of the Corporation as at and for the year ended September 30, 2002, (the "Audited Financial Statements") and the unaudited financial statements of the Corporation as at and for the nine month period ended June 30, 2003 have been prepared in accordance with generally accepted accounting principles in Canada and present fully, fairly and correctly in all material respects, the financial condition of the Corporation as at the dates thereof and the results of the operations and the changes in the financial position of the Corporation for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of the Corporation and there has been no change in accounting policies or practices of the Corporation since September 30, 2002, except as has been publicly disclosed in the Disclosure Documents;

      (xiii) except as disclosed in the Audited Financial Statements, all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers' compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, "Taxes") due and payable by the Corporation and the Subsidiaries have been paid, except where the failure to pay such taxes would not constitute an adverse material fact in respect of the Corporation or any Subsidiary or have a Material Adverse Effect on the Corporation or any Subsidiary. All tax returns, declarations, remittances and filings required to be filed by the Corporation and the Subsidiaries have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading, except where the failure to file such documents would not constitute an adverse material fact in respect of the Corporation or have a Material Adverse Effect on the Corporation or any Subsidiary. To the best of the knowledge of the Corporation, no examination of any tax return of the Corporation or any Subsidiary is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by the Corporation or any Subsidiary, in any case, except where such examinations, issues or disputes would not constitute an adverse material fact in respect of the Corporation or have a Material Adverse Effect on the Corporation or any Subsidiary;

      (xiv) the Corporation's Auditors who audited the financial statements of the Corporation for the year ended September 30, 2002 and who provided their audit report thereon are independent public accountants as required under applicable Securities Laws and there has never been a reportable disagreement (within the meaning of National Policy Statement 31) between the Corporation and such auditor;

      (xv) as at the Closing Date, except as contemplated by this Agreement and as disclosed in Schedule "B" hereto, no holder of outstanding shares in the capital of the Corporation will be entitled to any pre-emptive or any similar rights to subscribe for any Common Shares or other securities of the Corporation and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares in the capital of the Corporation are outstanding;

      (xvi) except as disclosed in the Disclosure Documents, no legal or governmental proceedings or inquiries are pending to which the Corporation, or any of its Subsidiaries, is a party or to which its property is subject that would result in the revocation or modification of any material certificate, authority, permit or license necessary to conduct the business now owned or operated by the Corporation and its Subsidiaries which, if the subject of an unfavourable decision, ruling or finding would have a Material Adverse Effect on the Corporation or any Subsidiary and, to the knowledge of the Corporation, no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to the Corporation or its Subsidiaries or with respect to their properties;

      (xvii) none of the Corporation nor its Subsidiaries is in violation of its constating documents or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, option, lease or other agreement or instrument to which it is a party or by which it or its property may be bound;

      (xviii) the Corporation and each of its Subsidiaries owns or has the right to use under license, sub-license or otherwise all material intellectual property used by the Corporation and its Subsidiaries in its business, including copyrights, industrial designs, trade marks, trade secrets, know how and proprietary rights, free and clear of any and all encumbrances;

      (xix) any and all of the agreements and other documents and instruments pursuant to which the Corporation and its Subsidiaries hold the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, neither the Corporation nor any Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licences and claims pursuant to which the Corporation or any Subsidiary derive the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or claim. None of the properties (or any interest in, or right to earn an interest in, any property) of the Corporation or any Subsidiary is subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Disclosure Documents except for the right of first refusal to acquire the White Mesa Mill on certain sales of the mill by the Corporation, granted to the Corporation's Urizon Recovery Systems, LLC joint venture partner in Section 28 of the Toll Milling Agreement between IUC White Mesa LLC, Urizon Recovery Systems, LLC and Nuclear Fuel Services, Inc. dated October 18, 2002;

      (xx) at the Closing Time, each of this Agreement and the Subscription Agreements shall have been duly authorized and executed and delivered by the Corporation and upon such execution and delivery each shall constitute a valid and binding obligation of the Corporation and each shall be enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principals when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

      (xxi) at the Closing Time, all necessary corporate action will have been taken by the Corporation to allot and authorize the issuance of the Common Shares as fully paid and non-assessable shares in the capital of the Corporation;

      (xxii) the common shares in the capital of the Corporation are listed and posted for trading on the TSX and all necessary notices and filings have been made with and all necessary consents, approvals and authorizations obtained by the Corporation from the TSX to ensure that, subject to fulfilling the conditions contained in a letter from the TSX dated December 1, 2003 in connection with the conditional acceptance of the Offering, the Offered Shares and Optioned Shares will be listed and posted for trading on the TSX upon their issuance;

      (xxiii) no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Corporation (including the Offered Shares and Optioned Shares) has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of the Corporation, are pending, contemplated or threatened by any regulatory authority;

      (xxiv) the authorized capital of the Corporation consists of an unlimited number of common shares of which, as at the close of business on December [15], 2003, 70,970,066 Common Shares were issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation;

      (xxv) other than as set out in the Disclosure Documents, the Corporation has not made any loans to or guaranteed the obligations of any person other than the Subsidiaries;

      (xxvi) with respect to each premises of the Corporation or its Subsidiaries which is material to the Corporation and its Subsidiaries on a consolidated basis and which the Corporation or any of its Subsidiaries occupies as tenant (the "Leased Premises"), the Corporation or such Subsidiary occupies the Leased Premises and has the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which the Corporation and/or its Subsidiaries occupies the Leased Premises is in good standing and in full force and effect;

      (xxvii) the Corporation and each Subsidiary is in compliance with all laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where non-compliance with such laws could not reasonably be expected to have a Material Adverse Effect on the Corporation or any Subsidiary, and has not and is not engaged in any unfair labour practice;

      (xxviii) there has not been in the last two years and there is not currently any labour disruption or conflict which could reasonably be expected to have a Material Adverse Effect on the Corporation or any Subsidiary;

      (xxix) other than as disclosed in the Disclosure Documents, to the knowledge of the Corporation, none of the directors, officers or employees of the Corporation or any associate or affiliate of any of the foregoing had or has any material interest, direct or indirect, in any material transaction or any proposed material transaction with the Corporation or its Subsidiaries which, as the case may be, materially affects, is material to or will materially affect the Corporation or any Subsidiary;

      (xxx) the assets of the Corporation and its Subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and the Corporation has not failed to promptly give any notice of any material claim thereunder;

      (xxxi) Computershare Trust Company of Canada at its principal offices in the City of Vancouver has been duly appointed as registrar and transfer agent for the Common Shares;

      (xxxii) the minute books and records of the Corporation and its Subsidiaries made available to counsel for the Underwriters in connection with its due diligence investigation of the Corporation and its Subsidiaries for the periods from their respective dates of incorporation to the date hereof except as otherwise disclosed to counsel to the Underwriters are all of the minute books and records of the Corporation and its Subsidiaries, respectively, and contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of the Corporation and its Subsidiaries to the date of review of such corporate records and minute books and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of the Corporation or any of its Subsidiaries to the date hereof not reflected in such minute books and other records, other than those which have been disclosed to the Underwriters or which are not material in the context of the Corporation and its Subsidiaries, on a consolidated basis;

      (xxxiii) other than as disclosed in the Disclosure Documents, neither the Corporation nor any of its subsidiaries has been in material violation of, in connection with the ownership, use, maintenance or operation of its property and assets, including the Leased Premises, any applicable federal, provincial, state, municipal or local laws, by-laws, regulations, orders, policies, permits, licences, certificates or approvals having the force of law, domestic or foreign, relating to environmental, health or safety matters including, without limitation, any rules and regulations of the United States Nuclear Regulatory Commission (collectively the "Environmental Laws") which would have a Material Adverse Effect on the Corporation or any of its Subsidiaries;

      (xxxiv) without limiting the generality of paragraph (xxxiii) immediately above, other than as disclosed in the Disclosure Documents, the Corporation and each of its Subsidiaries, do not have any knowledge of, and have not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may affect, either the Corporation or any Subsidiary or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, the Corporation is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and neither the Corporation nor any Subsidiary nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any Governmental Authority (which term means and includes, without limitation, any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing) to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any contaminant into the environment, except for compliance investigations conducted in the normal course by any Governmental Authority, in each case which could reasonably be expected to have a Material Adverse Effect on the Corporation or any of its Subsidiaries;

      (xxxv) other than as disclosed in the Disclosure Documents, there are no orders, rulings or directives issued, pending or, to the best of the Corporation's knowledge reasonably held, being based on due direction and enquiry of its personnel and advisors, threatened against the Corporation or any of its Subsidiaries under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of the Corporation or any of its Subsidiaries (including the Leased Premises) which would have a Material Adverse Effect on the Corporation or any of its Subsidiaries;

      (xxxvi) other than as disclosed in the Disclosure Documents, the Corporation and its subsidiaries are not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from normal exploration activities) or non-compliance with Environmental Law which could reasonably be expected to have a Material Adverse Effect on the Corporation or any of its Subsidiaries; and

      (xxxvii) other than the Underwriters, there is no person acting or purporting to act at the request or on behalf of the Corporation that is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

(b) REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE UNDERWRITERS. Each of the Underwriters hereby represents, warrants and covenants severally and not jointly to the Corporation, and acknowledges that the Corporation is relying upon such representations and warranties, that:

      (i) in respect of the offer and sale of the Common Shares, the Underwriters and their agents and representatives will comply with all Securities Laws and all applicable laws of the jurisdictions outside Canada in which they offer Common Shares;

      (ii) the Underwriters and their agents and representatives have not engaged in or authorized, and will not engage in or authorize, any form of general solicitation or general advertising in connection with or in respect of the Common Shares in any newspaper, magazine, printed media of general and regular paid circulation or any similar medium, or broadcast over radio or television or by means of the Internet or otherwise or conducted any seminar or meeting concerning the offer or sale of the Common Shares whose attendees have been invited by any general solicitation or general advertising; and

      (iii) the Underwriters have not and will not solicit offers to purchase or sell the Common Shares so as to require the filing of a prospectus or offering memorandum or similar document with respect thereto or the provision of a contractual right of action (as defined in Ontario Securities Commission Rule 14-501) under the laws of any jurisdiction.

4. CLOSING DELIVERIES. The purchase and sale of the Common Shares shall be completed at the Closing Time at the offices of Cassels Brock & Blackwell LLP, Toronto, Ontario, or at such other place as the Lead Underwriter and the Corporation may agree. At or prior to the Closing Time, the Corporation shall duly and validly deliver to the Underwriters certificates in definitive form representing the Common Shares, registered as directed by the Underwriters in writing, against payment at the direction of the Corporation, in lawful money of Canada by certified cheque or banker's draft payable at par in the City of Toronto, Ontario, of an amount equal to the aggregate purchase price for the Common Shares being issued and sold hereunder less the Commission and all of the estimated out-of-pocket expenses of the Underwriters payable by the Corporation to the Underwriters in accordance with Section 11 hereof.

5. CLOSING CONDITIONS. Each Purchasers' obligation to purchase the Common Shares at the Closing Time shall be conditional upon the fulfilment at or before the Closing Time of the following conditions:

(a) the Underwriters shall have received a certificate, dated as of the Closing Date, signed by the President and Chief Executive Officer and Chief Financial Officer of the Corporation, or such other officers of the Corporation as the Lead Underwriter may agree, certifying for and on behalf of the Corporation, and not in their personal capacities, to the best of the knowledge, information and belief of the persons so signing, that:

      (i) no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Corporation has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officers, contemplated or threatened by any regulatory authority;

      (ii) the Corporation has duly complied with all the terms, covenants and conditions of this Agreement on its part to be complied with up to the Closing Time; and

      (iii) the representations and warranties of the Corporation contained in this Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement;

(b) the Underwriters shall have received at the Closing Time a certificate dated the Closing Date, signed by an appropriate officer or officers of the Corporation addressed to the Underwriters and their counsel, with respect to the articles and by-laws of the Corporation, all resolutions of the Corporation's board of directors relating to this Agreement and the Subscription Agreements and the transactions contemplated hereby and thereby, the incumbency and specimen signatures of signing officers and such other matters as the Underwriters may reasonably request;

(c) the Underwriters shall have received evidence that all requisite approvals of the TSX have been obtained by the Corporation in order to complete the Offering;

(d) the Common Shares shall have been conditionally approved for listing on the TSX;

(e) the Subscription Agreements and the certificates representing the Common Shares shall have been executed and delivered by the parties thereto in form and substance satisfactory to the Underwriters and their counsel, acting reasonably;

(f) the Underwriters shall have received a certificate from Computershare Trust Company of Canada as to the number of Common Shares issued and outstanding as at a date no more than two Business Days prior to the Closing Date;

(g) the Underwriters shall have received favourable legal opinions addressed to the Underwriters and the Purchasers, in form and substance satisfactory to the Underwriters, acting reasonably, dated as of the Closing Date, from Cassels Brock & Blackwell LLP, counsel for the

Corporation, and where appropriate, counsel in the other Qualifying Provinces and other local counsel of the Corporation, which counsel in turn may rely, as to matters of fact, on certificates of auditors, public officials and officers of the Corporation and its Subsidiaries, as appropriate, with respect to the following matters:

      (i) as to the incorporation and valid existence of the Corporation under the laws of the Province of Ontario and as to the corporate power of the Corporation to carry out its obligations under this Agreement and the Subscription Agreements and to issue the Common Shares;

      (ii) the Corporation is a reporting issuer not on the list of defaulting reporting issuers maintained pursuant to the applicable Securities Laws of the Province of Ontario;

      (iii)   as to the authorized capital of the Corporation;

      (iv) the Corporation has all requisite corporate power and authority under the laws of its jurisdiction of incorporation to carry on its business as presently carried on and to own, lease and operate its properties and assets;

      (v) none of the execution and delivery of this Agreement and the Subscription Agreements, the performance by the Corporation of its obligations hereunder and thereunder, or the sale or issuance of the Common Shares will conflict with or result in any breach of the constating documents or by-laws of the Corporation;

      (vi) each of this Agreement and the Subscription Agreements have been duly authorized and executed and delivered by the Corporation, and constitutes a valid and legally binding agreement of the Corporation enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principals when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity, contribution and waiver and the ability to sever unenforceable terms may be limited by applicable law;

      (vii) the Common Shares have been validly issued as fully paid and non-assessable shares in the capital of the Corporation;

      (viii) the issuance and sale by the Corporation of the Common Shares to the Purchasers are exempt from the prospectus and registration requirements of applicable Securities Laws of the Qualifying Provinces and no documents are required to be filed, proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Securities Laws of the Qualifying Provinces to permit such issuance and sale;

      (ix) no other documents will be required to be filed, proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws in connection with the first trade of the Common Shares provided that a period of four months and a day has lapsed from the distribution date of the Common Shares, subject to the usual qualifications;

      (x) the TSX has conditionally accepted the listing of the Common Shares, subject to compliance with its conditions outlined in such conditional acceptance; and

      (xi) the form and terms of the definitive certificates representing the Common Shares have been approved by the Board of Directors of the Corporation and comply in all material respects with the Business Corporations Act (Ontario) and the rules and by-laws of the TSX;

(h) the Underwriters shall have received a certificate of status or similar certificate with respect to the jurisdiction in which the Corporation is incorporated and a reporting issuer certificate issued by the Ontario Securities Commission;

(i) the Underwriters shall have received a favourable legal opinion addressed to the Underwriters, in form and substance satisfactory to the Underwriters, acting reasonably, dated as of the Closing Date, with respect to title and mineral rights in regards to the Lazy Edward Bay Uranium Property and Moore Lake Uranium Property;

(j) the Underwriters shall have received favourable legal opinions addressed to the Underwriters, in form and substance satisfactory to the Underwriters, acting reasonably, dated as of the Closing Date, from counsel to the Subsidiaries, which counsel in turn may rely, as to matters of fact, on certificates of auditors, public officials and officers of the Subsidiaries, as appropriate, with respect to the following matters:

      (i) each of the Subsidiaries is a corporation existing under the laws of the jurisdiction in which it was incorporated, amalgamated or continued, as the case may be, and has all requisite corporate power to carry on its business as now conducted and to own, lease and operate its property and assets; and

      (ii) all of the issued and outstanding shares of the Subsidiaries (or the applicable portion of such shares) are registered, directly or indirectly, in the name of the Corporation or a Subsidiary; and

(k) the Underwriters shall have received certificates of status or similar certificates with respect to the jurisdiction in which the Subsidiaries were incorporated, amalgamated or continued, as the case may be.

6.    TERMINATION EVENTS.

Each Underwriter shall be entitled to terminate its obligation to purchase the Common Shares by written notice to that effect given to the Corporation at or prior to the Closing Time if:

(a) material change - there shall be any material change in the affairs of the Corporation or any of its subsidiaries which, in the reasonable opinion of the Underwriters, has or would be expected to have a significant adverse effect on the market price or value of the Common Shares; or

(b) disaster out - (A) any inquiry, action, suit, investigation or other proceeding (whether formal or informal) is commenced, announced or threatened or any order made by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality including, without limitation, the TSX or any securities regulatory authority or any law or regulation is enacted or changed which in the opinion of the Underwriters, acting reasonably, operates to prevent or restrict the trading of the Common Shares or materially and adversely affects or will materially and adversely affect the market price or value of the Common Shares; or (B) if there should develop, occur or come into effect or existence any event, action, state, condition (including, without limitation, an act of terrorism) or major financial occurrence of national or international consequence or any law or regulation which in the reasonable opinion of the Underwriters materially adversely affects, or involves, or will, or could reasonably be expected to, materially adversely affect, or involve, the financial markets or the business, operations or affairs of the Corporation and its subsidiaries taken as a whole;

and, in addition, each Underwriter will be entitled to terminate its commitment with respect to the Optioned Shares if prior to the Closing Time:

(c) market out - in the opinion of the Underwriter, the Optioned Shares cannot be profitably marketed.

7. EXERCISE OF TERMINATION RIGHT. If this Agreement is terminated by any of the Underwriters pursuant to section 6, there shall be no further liability on the part of such Underwriter or of the Corporation to such Underwriter, except in respect of any liability which may have arisen or may thereafter arise under sections 9, 10 and 11. The right of the Underwriters or any one of them to terminate their respective obligation under this Agreement is in addition to such other remedies as they may have in respect of any default, act or failure to act of the Corporation in respect of any of the matters contemplated by this Agreement. A notice of termination given by one Underwriter under section 6 shall not be binding upon the other Underwriters.

8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All terms, warranties, representations, covenants and agreements herein contained or contained in any documents delivered pursuant to this Agreement and in connection with the transactions herein contemplated shall survive the purchase and sale of the Common Shares and continue in full force and effect for the benefit of the Underwriters, the Purchasers and/or the Corporation, as the case may be, regardless of the Closing of the Offering and regardless of any investigations which may be carried out by the Underwriters or on their behalf and shall not be limited or prejudiced by any investigation made by or on behalf of the Underwriters in connection with the purchase and sale of the Common Shares or otherwise for a period of three years from the Closing Date. In this regard, the Underwriters shall act as trustee for the Purchasers and accepts these trusts and shall hold and enforce such rights on behalf of the Purchasers.

9.    (a)   INDEMNITY.  The Corporation shall indemnify and save harmless the
Underwriters and/or their respective affiliates and each of the partners, directors, officers, employees, shareholders and agents of the Underwriters (each, an "Indemnified Party") from and against all liabilities, claims, actions, suits, proceedings, losses (other than loss of profits), costs, damages and expenses, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Indemnified Party to which the Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Underwriters or any Indemnified Party hereunder or otherwise in connection with the Offering; provided that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

      (i) an Indemnified Party has been negligent or dishonest or have committed any fraudulent act in the course of such performance or breached any of their legal obligations; and

      (ii) the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence, dishonesty or fraud referred to in (i).

(b)   NOTIFICATION OF CLAIMS.  If any matter or thing contemplated by this section 9 (any such matter or thing being referred to as a "Claim") is asserted against an Indemnified Party, such Indemnified Party will notify the Corporation as soon as possible of the nature of such Claim and the Corporation shall be entitled (but not required) to assume the defence of any suit brought to enforce such Claim; provided, however, that the defence shall be conducted through legal counsel acceptable to the Indemnified Party, acting reasonably, and that no settlement of any such Claim may be made by the Corporation or the Indemnified Party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, and the Corporation shall not be liable for any settlement of any such Claim unless it has consented in writing to such settlement.

(c) RIGHT OF INDEMNITY IN FAVOUR OF OTHERS. With respect to any Indemnified Party who is not a party to this Agreement, the Underwriters shall obtain and hold the rights and benefits of this section 9 and section 10 in trust for and on behalf of such Indemnified Party.

(d) RETAINING COUNSEL. In any such Claim, the Indemnified Party shall have the right to retain other counsel to act on his or its behalf and to participate in the defence thereof, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless: (i) the Corporation and the Indemnified Party shall have mutually agreed to the retention of the other counsel, both parties acting reasonably; (ii) the Corporation fails to assume the defence of such Claim on behalf of the Indemnified Party within a reasonable time of receiving written notice to assume the defence of such Claim; or (iii) the named parties to any such Claim (including any added third party) include both the Indemnified Party and the Corporation and the Indemnified Party shall have been advised by counsel that representation of the Indemnified Party by counsel for the Corporation is inappropriate as a result of potential or actual differing interests of those represented; in each of which cases the Corporation shall not have the right to assume the defence of such Claim on behalf of the Indemnified Party but the Corporation shall be liable to pay the reasonable fees and disbursements of counsel to the Indemnified Party.

10.   (a)   CONTRIBUTION.  In order to provide for a just and equitable contribution in circumstances in which the indemnity provided in section 9 would otherwise be available in accordance with its terms but is, for any reason, held to be unavailable to or unenforceable by the Underwriters or enforceable otherwise than in accordance with its terms, the Corporation and the Underwriters shall contribute to the aggregate of all claims, expenses, costs and liabilities (including any legal expenses reasonably incurred by the Indemnified Party in connection with any claim which is the subject of this section) and all losses (other than loss of profits) of a nature contemplated in section 9 in such proportions so that the Underwriters are responsible for the portion represented by the percentage that the aggregate fee payable by the Corporation to the Underwriters bears to the aggregate purchase price of the Common Shares and the Corporation is responsible for the balance. The Underwriters shall not in any event be liable to contribute, in the aggregate, any amounts in excess of such aggregate fee or any portion of such fee actually received. However, no party who has engaged in any fraud, fraudulent misrepresentation, wilful misconduct or gross negligence shall be entitled to claim contribution from any person who has not engaged in such fraud, fraudulent misrepresentation, wilful misconduct or gross negligence.

(b) RIGHT OF CONTRIBUTION IN ADDITION TO OTHER RIGHTS. The rights to contribution provided in this section 10 shall be in addition to and not in derogation of any other right to contribution which the Underwriters may have by statute or otherwise at law.

(c) CALCULATION OF CONTRIBUTION. In the event that the Corporation may be held to be entitled to contribution from the Underwriters under the provisions of any statute or at law, the Corporation shall be limited to contribution in an amount not exceeding the lesser of:

      (i) the portion of the full amount of the loss or liability giving rise to such contribution for which the Underwriters are responsible, as determined in subsection 10(a) above; and

      (ii) the amount of the aggregate fee actually received by the Underwriters from the Corporation under this Agreement.

(d) NOTICE. Promptly after receipt of notice of the commencement of any legal proceeding against the Underwriters or any Indemnified Party or after receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Corporation, the Underwriters will notify the Corporation in writing of the commencement thereof (provided that any delay or failure in so notifying shall not prejudice the Underwriters' right hereunder) and, throughout the course thereof, will provide copies of all relevant documentation to the Corporation, will keep the Corporation advised of the progress thereof and will discuss with the Corporation all significant actions proposed.

11. EXPENSES. The Corporation shall pay all expenses and fees in connection with the Offering, including, without limitation, all expenses of or incidental to the creation, issue, sale or distribution of the Common Shares; the fees and expenses of the Corporation's counsel; all costs incurred in connection with the preparation of documents or certificates relating to the Offering and all reasonable expenses and fees incurred by the Underwriters and the reasonable fees of the

Underwriters' counsel to a maximum amount of $60,000, not including GST and disbursements, whether or not the Offering is completed. Upon request of the Corporation, the Underwriters shall provide an itemized invoice setting out such expenses and fees.

12. ADVERTISEMENTS. The Corporation acknowledges that the Underwriters shall have the right, subject always to subsections 1(a) and (c) of this Agreement, at their own expense, subject to the prior consent of the Corporation, such consent not to be unreasonably withheld, to place such advertisement or advertisements relating to the sale of the Common Shares contemplated herein as the Underwriters may consider desirable or appropriate and as may be permitted by applicable law. The Corporation and the Underwriters each agree that they will not make or publish any advertisement in any media whatsoever relating to, or otherwise publicize, the transaction provided for herein so as to result in any exemption from the prospectus and registration or other similar requirements under applicable securities legislation in any of the provinces of Canada or any other jurisdiction in which the Common Shares shall be offered and sold being unavailable in respect of the sale of the Common Shares to prospective purchasers.

13. UNDERWRITERS' OBLIGATIONS. The Underwriters' obligations under this Agreement shall be several and not joint, and the Underwriters' respective obligations and rights and benefits hereunder shall be as to the following percentages:

      GMP Securities Ltd.                         -        47.5%
      Dundee Securities Corporation               -        42.5%
      Toll Cross Securities Inc.                  -        10%

      If an Underwriter (a "Refusing Underwriter") shall not complete the purchase and sale of the Offered Shares which such Underwriter has agreed to purchase hereunder for any reason whatsoever, the other Underwriters (the "Continuing Underwriters") shall be entitled, at their option, to purchase all but not less than all of the Offered Shares which would otherwise have been purchased by such Refusing Underwriter pro rata according to the number of Offered Shares to have been acquired by the Continuing Underwriters hereunder or in such proportion as the Continuing Underwriters shall agree in writing. If the Continuing Underwriters do not elect to purchase the balance of the Offered Shares pursuant to the foregoing:

      (a) the Continuing Underwriters shall not be obliged to purchase any of the Offered Shares that any Refusing Underwriter is obligated to purchase; and

      (b) the Corporation shall not be obliged to sell less than all of the Offered Shares,

and the Corporation shall be entitled to terminate its obligations under this Agreement arising from its acceptance of this offer, in which event there shall be no further liability on the part of the Corporation or the Continuing Underwriters, except pursuant to the provisions of Sections 9 and 11 hereof. Nothing in this paragraph shall relieve a Refusing Underwriter from liability to the Corporation in respect of the purchase of the Offered Shares.

14. UNDERWRITERS' AUTHORITY. The Corporation shall be entitled to and shall act on any notice, request, direction, consent, waiver, extension and other communication given or agreement entered into by or on behalf of the Underwriters by the Lead Underwriter who shall represent the Underwriters in all respects and have authority to bind the Underwriters hereunder.

In all cases, the Lead Underwriter shall use its best efforts to consult with the other Underwriters prior to taking any action contemplated herein.

15. NOTICES. Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a "notice") shall be in writing addressed as follows:

(a)   If to the Corporation, to:

      International Uranium Corporation
      2101-885 West Georgia Street
      Vancouver, British Columbia
      V6C 3E8

      Fax:        (604) 689-4250
      Attention:  Ron F. Hochstein, President and Chief Executive Officer

      with a copy to:

      Cassels Brock & Blackwell LLP
      Scotia Plaza
      2100-40 King Street West
      Toronto, Ontario
      M5H 3C2

      Fax:        (416) 360-8877
      Attention:  John H. Craig

(b)   If to the Underwriters, to:

      GMP Securities Ltd.
      145 King Street West
      Suite 1100
      Toronto, Ontario
      M5H 1J8

      Fax:        (416) 943-6160
      Attention:  Eugene McBurney

      Dundee Securities Corporation
      20 Queen Street West
      4th Floor
      Toronto, Ontario
      M5H 3R3

      Fax:        (416) 350-3312
      Attention:  Murray John

      Toll Cross Securities Inc.
      8 Market Street
      4th Floor
      Toronto, Ontario
      M5E 1M6

      Fax:        (416) 365-1962
      Attention:  Mark Ashcroft

      with a copy to:

      Wildeboer Rand Thomson Apps & Dellelce, LLP
      1 First Canadian Place
      Suite 810
      Toronto, Ontario
      M5X 1A9

      Fax:        (416) 361-1790
      Attention:  Derek Sigel

or to such other address as any of the parties may designate by notice given to the others.

Each notice shall be personally delivered to the addressee or sent by facsimile transmission to the addressee and: (i) a notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a notice which is sent by facsimile transmission shall be deemed to be given and received on the first Business Day following the day on which it is sent.

16. TIME OF THE ESSENCE. Time shall, in all respects, be of the essence hereof.

17. CANADIAN DOLLARS. All references herein to dollar amounts are to lawful money of Canada.

18. HEADINGS. The headings contained herein are for convenience only and shall not affect the meaning or interpretation hereof.

19. SINGULAR AND PLURAL, ETC. Where the context so requires, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

20. ENTIRE AGREEMENT. This Agreement constitutes the only agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior negotiations and understandings, including, without limitation, the Engagement Letter. This Agreement may be amended or modified in any respect by written instrument only.

21. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

22. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

23. SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Corporation, the Underwriters and the Purchasers and their respective executors, heirs, successors and permitted assigns; provided that, except as provided herein or in the Subscription Agreements, this Agreement shall not be assignable by any party without the written consent of the others.

24. FURTHER ASSURANCES. Each of the parties hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

25. EFFECTIVE DATE. This Agreement is intended to and shall take effect as of the date first set forth above, notwithstanding its actual date of execution or delivery.

26. LANGUAGE. The parties hereby acknowledge that they have expressly required this Agreement and all notices, statements of account and other documents required or permitted to be given or entered into pursuant hereto to be drawn up in the English language only. Les parties reconnaissent avoir expressment demandees que la presente convention ainsi que tout avis, tout etat de compte et tout autre document a etre ou pouvant etre donne ou conclu en vertu des dispositions des presentes, soient rediges en langue anglaise seulement.

27. COUNTERPARTS AND FACSIMILE COPIES. This Agreement may be executed in any number of counterparts and by facsimile, which taken together shall form one and the same agreement.




                           [INTENTIONALLY LEFT BLANK]

If the Corporation is in agreement with the foregoing terms and conditions, please so indicate by executing a copy of this Agreement where indicated below and delivering the same to the Underwriters.

Yours very truly,

GMP SECURITIES LTD.



Per:
     --------------------------------------
           Authorized Signing Officer

DUNDEE SECURITIES CORPORATION



Per:
     --------------------------------------
           Authorized Signing Officer

TOLL CROSS SECURITIES INC.



Per:
     --------------------------------------
           Authorized Signing Officer


The foregoing is hereby accepted on the terms and conditions therein set forth.

DATED as of the _____ day of December, 2003.



INTERNATIONAL URANIUM CORPORATION



Per:
     --------------------------------------
           Authorized Signing Officer

                                  SCHEDULE "A"

                   MATERIAL MINING RIGHTS AND ROYALTY PAYMENTS

This is Schedule "A" to the underwriting agreement between International Uranium Corporation and GMP Securities Ltd., Dundee Securities Corporation, and Toll Cross Securities Inc. dated as of December 16, 2003.



MINING RIGHTS



ROYALTIES, LICENSE FEES OR OTHER PAYMENTS

                                  SCHEDULE "B"

                             CONVERTIBLE SECURITIES

This is Schedule "B" to the underwriting agreement between International Uranium Corporation and GMP Securities Ltd., Dundee Securities Corporation, and Toll Cross Securities Inc. dated as of December 16, 2003.


--------------------------------------------------------------------------------
CLASS OF SECURITY                                  TOTAL NUMBER OF COMMON SHARES
                                                             ISSUABLE